Exhibit 99.1
Anthera Pharmaceuticals Promotes Colin Hislop, M.D., to Chief Medical Officer
HAYWARD, Calif., June 3, 2010 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing therapeutics to treat serious diseases associated with inflammation and autoimmune disorders, today announced Colin Hislop, M.D. has been promoted to the role of Chief Medical Officer of Anthera. Dr. Hislop replaces James E. Pennington, M.D., who will continue to serve as Anthera’s Senior Clinical Fellow.
“Since the early days of Anthera, Colin has done an extraordinary job heading up the advancement of our cardiovascular program and the in-licensing of A-623 from Amgen. We look forward to accelerating our clinical programs under his capable leadership at Anthera,” stated Paul F. Truex, President and Chief Executive Officer of Anthera Pharmaceuticals. “We greatly appreciate Jim’s hard work, mentorship, and clinical leadership over the past three years. He has been a driving force behind our development strategies and has provided a level of strategic insight that we are fortunate to continue to access in his new role as Senior Clinical Fellow.”
Dr. Hislop has served as Anthera’s Senior Vice President of Cardiovascular Products since 2005. Prior to joining Anthera, he was Vice President of Clinical Development for Peninsula Pharmaceuticals, Inc., where he oversaw three global development programs for Peninsula’s anti—infective product portfolio, including Doribax® (doripenem) and ceftaroline. Dr. Hislop has over 15 years of drug development expertise in a number of areas, including cardiovascular, endocrinology, allergy/asthma, and infectious disease. While Vice President of Clinical Research at CV Therapeutics, Dr. Hislop was the development leader for the company’s first product, Ranexa® (ranolazine), and championed the NDA efforts for this cardiovascular compound. Prior to CVT, Dr. Hislop spent seven years at Proctor and Gamble as the worldwide clinical development manager for P&G’s osteoporosis drug, Actonel® (risedronate sodium). He also worked at Eli Lilly and Company in the UK as a medical advisor for the endocrinology group. Dr. Hislop has a B.Sc. from University of Surrey in Medical Biochemistry and an M.D., B.S. from the University of London.
Dr. Pennington has over 25 years of experience in the pharmaceutical industry during which he was responsible for 14 NDA and BLA approvals in the United States and 10 product approvals in countries outside the US. He joined Anthera in 2007 from CoTherix, Inc. where he served as Executive Vice President and Chief Medical Officer of a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiovascular diseases. Previously, he was Executive Vice President, Medical and Scientific Affairs and Chief Medical Officer of InterMune, Inc., a publicly-traded biopharmaceutical company focused on the development, applied research and marketing of life-saving therapies for pulmonary and hepatic diseases, and also served as Vice President of Biological and Biotechnology Clinical Development of Bayer Corporation for 11 years. Prior to entering the pharmaceutical industry, Dr. Pennington also has years of experience in academia at Harvard Medical School and the University of California, San Francisco. He attended the University of Oregon School of Medicine to earn his medical degree and is board certified in internal medicine and infectious disease.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as secretory phospholipase A2, or sPLA2. Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease, or CAD. Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator, or BLyS, which has been associated with a variety of B-cell mediated autoimmune diseases, including systemic lupus erythematosus, or lupus. For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
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CONTACT: Juliane Snowden of Burns McClellan, Inc., jsnowden@burnsmc.com or 212.213.0006